OPTION AND PURCHASE AGREEMENT

THIS AGREEMENT made as of the 14th day of April, 2009.

BETWEEN:

PREMIER GOLD MINES LIMITED, a corporation incorporated under the laws of the Province of Ontario

(the “Purchaser”)

AND:

NEWCASTLE RESOURCES LTD., a corporation incorporated under the laws of the Province of Ontario

(the “Vendor”)

WHEREAS:

A.        The Vendor owns the surface and mineral rights in and to the Property (defined herein), as more particularly described in Schedule “A” attached hereto;

B.        The Purchaser is involved in the exploration and development of precious minerals and is interested in acquiring an interest in and to the Property; and

C.        The Vendor has agreed to grant to the Purchaser the right and option to purchase an interest in and to the Property, subject to the Permitted Encumbrances (defined herein) and the NSR (defined herein), on the terms and conditions herein contained.

NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the mutual covenants, agreements, representations and warranties in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each Party), it is hereby agreed by and between the Parties as follows:

1.	DEFINITIONS

1.1	In this Agreement, unless something in the subject matter or context is inconsistent therewith:

	(a)	“Agreement” means this agreement, including its recitals and schedules, as may be amended from time to time in accordance with the provisions hereof.

	(b)	“Applicable Law” means: (i) any applicable federal, provincial or other laws including any statute, subordinate legislation or treaty, and (ii) any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law.

(c)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of Ontario or British Columbia.

(d)	“Cash Consideration” has the meaning ascribed thereto in section 2.2(a).

(e)	“Closing” means the closing of the transactions contemplated by this Agreement, as described in section 5.2.

(f)	“Common Shares” means the common shares in the capital of the Purchaser.

(g)	“Consideration Shares” has the meaning ascribed thereto in section 2.2(b).

(h)

“Encumbrances” means mortgages, liens, pledges, charges, security interests, restrictions, claims, encumbrances, rights to use or acquire, ownership interests, actions, or registrations against title or any suits, proceedings, judgments, awards, assessments and reassessments or demands of any nature whatsoever which affect title to the Property.

(i)	“Environmental Law” means any Applicable Law relating to the environment, including without limitation, those pertaining to:

(i) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and

(ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling and the like of Hazardous Substances, including those pertaining to occupational health and safety.

(j)	“Exchange” means either the Toronto Stock Exchange or TSX Venture Exchange, as applicable.

(k)	“Execution Date” means the date this Agreement is signed by the Vendor and Purchaser.

(l)

“Exploration Expenditures” means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, discovery, location, delineation or evaluation of any deposit of minerals within the Mineral Claims, including without limitation, aerial and surface reconnaissance, geophysical and geochemical work, geological mapping, drill-site preparation, road building, exploration drillings, trenching, excavation, laboratory work, assays or metallurgical analyses, reclamation and restoration work on any drill sites, payment of any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise paid to keep the Property and Mineral Claims, or any portion thereof in good standing including any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property, overhead charges not to exceed 10% claimed by the Purchaser in providing supervision, management, administration and accounting, financing, marketing, engineering, legal and other support services in connection with the above-noted activities.

(m)

“Governmental Authority” means any government (federal, provincial, municipal), judicial, or administrative body or person having or purporting to have jurisdiction over the Property or in relation to the activities contemplated under this Agreement.

(n)	“Hazardous Substance” means any substance or material that is prohibited, controlled or regulated by any Governmental Authority, or pursuant to any Environmental Laws.

(o)	“Indemnified Party” has the meaning set out in Section 9.3.

(p)	“Indemnifying Party” has the meaning set out in Section 9.3.

(q)	“Mineral Claims” means the Lennie Mineral rights located in the Red Lake Mining District, and granted by the Province of Ontario, as more particularly described in Schedule “A” attached hereto.

(r)	“NSR” has the meaning ascribed thereto in section 3.1.

(s)	“Option” has the meaning ascribed thereto in Section 2.1.

(t)	“Option Conditions” means payment of the Option Consideration in accordance with section 2.2.

(u)	“Option Period” means the period of time commencing on the signing of this Agreement and ending on the earlier of:

(i) the date of the Closing;

(ii) three years after the Execution Date; and

(iii) the date of termination of this Agreement in accordance with section 12.

(v)	“Original Option Agreement” means the Option Agreement dated August 31, 1995 between the Original Optionor and the Vendor (formerly Tri-

Lateral Investments Corporation), a copy of which is attached hereto as Schedule “C”.

(w)	“Original Optionor” means Crescent Resources Corp. (formerly International R.S.V. Resource Corporation), and its successors and assigns.

(x)	“Original Royalty” means the royalty payable by the Vendor to the Original Optionor pursuant to the Original Optional Agreement.

(y)	“Parties” means, collectively, the parties to this Agreement and “Party” means any one of them.

(z)	“Permitted Encumbrances” means:

(i) reservations in Crown Patent and,

(ii) the Original Royalty.

(aa)	“Property” means the Mineral Claims and surface rights identified in Schedule “A” attached hereto.

(bb)	“Purchaser” means PREMIER GOLD MINES LIMITED, a corporation incorporated under the laws of the Province of Ontario.

(cc)	“Purchaser Personnel” has the meaning ascribed thereto in section 5.3.

(dd)

“Release” means any release or discharge of any Hazardous Substance including without limitation, any discharge, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal.

(ee)	“Third Party” has the meaning ascribed thereto in section 9.6(c).

(ff)	“Third Party Claim” has the meaning ascribed thereto in section 9.4.

(gg)	“Transfer Documents” has the meaning ascribed thereto in section 5.1.

(hh)	“Vendor” means NEWCASTLE RESOURCES LTD.

2.	OPTION TO PURCHASE

2.1

The Vendor hereby grants to the Purchaser the irrevocable option (the “Option”) for the duration of the Option Period to acquire a 100% interest in the Property free and clear of all Encumbrances save and except for Permitted Encumbrances and the NSR, subject to the terms and conditions set out in this Agreement.

2.2	The Option shall be exercised by the Purchaser as follows:

	(a)	The Purchaser making the following cash payments (the “Cash Consideration”) to the Vendor as follows:

Time	Cash Consideration
On the Execution Date	$100,000.00
On or before the 1st anniversary of the Execution Date	$100,000.00
On or before the 2nd anniversary of the Execution Date	$100,000.00
On or before the 3rd anniversary of the Execution Date	$100,000.00
TOTAL:	$400,000.00

(b)	The Purchaser issuing Common Shares (the “Consideration Shares”) to the Vendor as follows:

Time	Consideration Shares
On the Execution Date	40,000
On or before the 1st anniversary of the Execution Date	40,000
On or before the 2nd anniversary of the Execution Date	40,000
On or before the 3rd anniversary of the Execution Date	40,000
TOTAL:	160,000

(c)	The Purchaser incurring the following Exploration Expenditures on the Property:

Time	Exploration Expenditures
Prior to the 1st anniversary of the Execution Date	$250,000.00
Prior to the 2nd anniversary of the Execution Date	$250,000.00
Prior to the 3rd anniversary of the Execution Date	$250,000.00
TOTAL:	$750,000.00

The Cash Consideration identified in section 2.2(a), the Consideration Shares identified in section 2.2(b) and the Exploration Expenditures identified in section 2.2(c) are referred to as the “Option Consideration”.

2.3

The Parties acknowledge that the Consideration Shares may be subject to escrow in accordance with the rules and policies of the Exchange. In the event that the Consideration Shares are subject to such escrow, the Parties agree to place the Consideration Shares into escrow pursuant to an escrow agreement in a form to be mutually agreed to by the Parties and in accordance with the rules and policies of the Exchange.

2.4	The Purchaser may at its option accelerate any or all of the Cash Consideration or Share Consideration payments or Exploration Expenditures.

3.	ROYALTY

3.1

As additional consideration for the sale of the Property, the Purchaser will pay the Vendor a 3% net smelter return royalty (“NSR”), the principal terms of which are as set out in Schedule “B” attached hereto. Provided that the Purchaser has not acquired one-half (1/2) or greater of the Original Royalty, then one third (1/3) of the 3% NSR may be purchased by the Purchaser from the Vendor at any time during the Option Period in consideration of an immediate payment of $1.0 million in cash.

3.2

The 3% NSR hereby provided to the Vendor is subject to the Vendor at all times being responsible for payment of the Original Royalty. Subject to the Purchaser complying with its obligations to remit the NSR to the Vendor, the Vendor shall at all times indemnify and save harmless the Purchaser for any liability in connection with the payment of the Original Royalty.

3.3

In the event that the Vendor arranges to acquire all or any part of the Original Royalty, the Vendor shall grant the Purchaser the first right of refusal to acquire all or any part of the Original Royalty at a price to be negotiated by the Vendor and the Purchaser.

4.	PURCHASER’S RIGHTS DURING OPTION PERIOD

4.1

During the Option Period, and provided that the Purchaser is not in default of its obligations in section 2.2, the Purchaser, its employees, agents and independent contractors shall have the right and option to:

	(a)	enter the Property,

	(b)	have exclusive and quiet possession of the Property,

	(c)	do such prospecting, exploration or other development work as the Purchaser in its sole discretion may consider necessary, and

	(d)	remove and sell or otherwise dispose of minerals from the Property, but only for the purposes of assaying, analysis, bulk testing, or pilot plant operations.

4.2

Provided the Purchaser is not in default of its obligations set out in section 2.2, the Purchaser may at any time during the Option Period abandon any one or more of the Mineral Claims which comprise the Property provided that:

	(a)	the Purchaser gives the Vendor notice in writing of any such abandonment,

(b)	the abandoned Mineral Claims will remain in good standing for a period of at least 90 days from notice of abandonment; and

(c)

the Purchaser will execute any documents necessary (including an amendment to the Transfer Documents) to ensure that such Mineral Claims are excluded from the Property transferred to the Purchaser on the Closing.

Irrespective of the Purchaser’s abandonment of the Mineral Claims pursuant to this section, the Purchaser will remain responsible for any environmental remediation, costs, or third party liability, which arises from the Purchaser’s activities on the Mineral Claims up to the date of the notice of abandonment.

4.3

Provided the Purchaser is not in default of its obligations set out in section 2.2 and 5.5, at any time during the Option Period, the Purchaser may terminate this Agreement (and all further obligations to pay or provide the Option Consideration) by giving the Vendor 90 days notice in writing. Upon receipt of such notice this Agreement will be of no further force or effect provided, however that the Purchaser will:

	(a)	have the right and obligation to remove all equipment erected, installed or brought upon the Property by the Purchaser,

	(b)	pay for any environmental clean-up or remediation costs or liability arising from the Purchaser’s activities on the Property,

	(c)	ensure that the Mineral Claims are in good standing for a period of at least 90 days after the termination of the Agreement, and

(d)

deliver to the Vendor, all technical information, surveys, data, reports and other documents relating to the Property that was prepared by or on behalf of the Purchaser during the term of this Agreement.

5.	CLOSING AND COVENANTS

5.1

At the time of execution of this Agreement the Vendor shall deliver duly completed and executed transfer documents for the transfer of all of the Property to the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably including, without limitation, acknowledgements and directions for the electronic registry, and assignments or other applicable documents relating to the transfer of the Property (collectively, the “Transfer Documents”), which shall be deposited in trust with the Purchaser’s legal counsel to be held in escrow, subject to execution of an escrow agreement between the Parties and the Purchaser’s Counsel, and released to the Purchaser upon the payment or completion of the Option Consideration.

5.2	Upon the Purchaser satisfying the conditions set out in this Agreement, including without limitation, the obligations set out in section 2.2:

(a)

the Purchaser shall without any further payment or action acquire and be deemed to have acquired and be vested with a 100% undivided right, title and interest in and to the Property, free and clear of all Encumbrances other than Permitted Encumbrances and the NSR; and

(b)	the Transfer Documents shall be released to the Purchaser.

The date the Transfer Documents are released to the Purchaser will be referred to as the “Closing”.

5.3

The Vendor hereby acknowledges and covenants and agrees with the Purchaser that from the date of execution of this Agreement until the Closing, the Purchaser, its officers, directors, employees, agents, advisors and all other persons authorized by the Purchaser (the “Purchaser Personnel”) shall have the exclusive right to enter upon, take possession of, use and prospect, explore, and develop the Property in such manner as the Purchaser in its sole discretion may deem advisable and the Purchaser and the Purchaser Personnel shall be entitled to remove from the Property any material including, without limitation, geochemical samples, rock samples, drill cores, ore, concentrates, base or precious metals in any form, for the sole purpose of testing or otherwise analyzing the indicated or inferred minerals within the Mineral Claims, bulk testing or pilot plant operations, including without limitation, sampling, testing, analyzing, processing and selling, as the Purchaser may determine in its sole discretion.

5.4

Nothing in this Agreement shall be construed as an attempt to assign any contract which, as a matter of law, is not assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or any claim or demand thereunder as to which all the remedies for the enforcement thereof enjoyed by the Vendor would not, as a matter of law, pass to the Purchaser as an incident of the transfers to be made under this Agreement.

5.5	During the Option Period, the Purchaser shall:

(a)

maintain the Property in good standing by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such Property free and clear of all liens and other charges arising from the Purchaser’s activities thereon except those at the time contested in good faith by the Purchaser;

	(b)	duly record all exploration work carried out on the Property by the Purchaser as assessment work;

	(c)	permit the Vendor, or its representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by the Purchaser as a result of its operations thereon, provided always that the Purchaser or its representatives shall abide by the rules and regulations laid down by the Purchaser relating to matters of safety and efficiency in its operations and, notwithstanding, the Purchaser shall be under no liability to the Vendor or its representatives for any personal injury, including death, or any damage to property other than such as might be occasioned by or through any negligence on the part of the Purchaser, its servants or agents;

(d)

do all work on the Property in a good and workmanlike fashion and in accordance with good exploration, development, mining and reclamation practice and in compliance with all Applicable Laws, regulations, orders and ordinances of any Governmental Authority;

(e)	permit the Vendor, at its own expense, reasonable access to the results of the work done on the Property; and

(f)

deliver to the Vendor, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Purchaser with respect to the Property.

6.	CONDITIONS FOR THE BENEFIT OF THE PURCHASER

6.1

The purchase and sale of the Property is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion:

(a)

The representations and warranties of the Vendor contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if such representations and warranties had been made on and as of such date, and the Vendor shall also have executed and delivered a certificate to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Vendor which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Vendor in section 8.1 shall be deemed to have been made on and as of the Closing with the same force and effect as if made on and as of such date.

(b)

The Vendor shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by them at or prior to the Closing, and the Vendor shall have delivered a certificate to that effect. The receipt of such certificates and the Closing shall not be a waiver of the covenants of the Vendor which are contained in this Agreement.

(c)

All consents and authorizations and all other required consents and authorizations shall have been obtained on terms acceptable to the Purchaser, acting reasonably, in order to permit the Closing of the sale of the Property on the terms and conditions set out in this Agreement without adversely affecting, or resulting in the violation or a breach of or a default under or any termination, cancellation, amendment or acceleration of any obligation under any license, permit, lease or contract relating to the Property.

(d)

The purchase of the Property shall not be prohibited by any Applicable Law nor shall any person have initiated any action or proceeding before any court or Governmental Authority seeking damages or other remedies against the Purchaser for having entered into this Agreement and/or seeking to enjoin the Purchaser from consummating the transactions contemplated by this Agreement. All necessary material consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with any Governmental Authority or any other person, with respect to any of the transactions contemplated by this Agreement shall have been duly obtained or made by the Vendor on terms and conditions satisfactory to the Purchaser, acting reasonably, and shall be in full force and effect.

(e)	The Vendor shall have delivered or caused to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

	(i)	at the Closing, the Transfer Documents;

(ii)

at or before the Closing, evidence that all necessary steps and proceedings as approved by Purchaser’s legal counsel, acting reasonably, to permit all of the Property to be fully and validly transferred to the Purchaser pursuant to the terms of this Agreement have been taken; and

(iii)

at or before the Closing, all necessary assurances, transfers, assignments and consents, and any other instruments necessary or reasonably required to effectively carry out the intent of this Agreement and any ancillary agreement(s) and to transfer the Property to the Purchaser, free and clear of all Encumbrances save and except for Permitted Encumbrances and the NSR in relation to the Property, pursuant to the terms of this Agreement.

(f)

All proceedings to be taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(g)

Since the date hereof, no law, proposed law, any change in any law, or the interpretation or enforcement of any law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein.

6.2

If any condition, obligation or covenant of the Vendor to be performed hereunder at or prior to the Closing shall not have been fulfilled or performed by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendor, and in such event the Parties shall be released from all obligations hereunder. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

7.	CONDITIONS FOR THE BENEFIT OF THE VENDOR

7.1

The purchase and sale of the Property is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of the Vendor and may be waived by the Vendor in its sole discretion:

(a)

The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall also have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificate, the representations and warranties of the Purchaser in section 7.2 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

(b)

The Purchaser shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Closing, including without limitation, the Purchaser’s covenants set out in section 5.5 and the Purchaser shall have delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the covenants of the Purchaser which are contained in this Agreement.

(c)

Since the date hereof, no law, proposed law, any change in any law, or the interpretation or enforcement of any law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein.

7.2

If any condition, obligation or covenant of the Purchaser to be performed at or prior to the Closing shall not have been fulfilled or performed by such time, the Vendor may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendor and the Purchaser shall be released from all obligations hereunder. Notwithstanding the foregoing, the Vendor shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Vendor hereby represents and warrants to the Purchaser that:

	(a)	the Vendor is a corporation formed under the laws of the Province of Ontario and is validly existing and in good standing thereunder;

	(b)	at the time of entering in to this Agreement and at the time of Closing the transaction all necessary corporate action will have been taken by the Vendor to carry out its obligations hereunder;

(c)

the Vendor has the right, power, authority and capacity to enter into and carry out its obligations under this Agreement and, save and except for the Permitted Encumbrances, to sell, assign and transfer to the Purchaser a 100% undivided interest in and to the Property, inclusive of surface and mineral rights, free and clear of all Encumbrances other than Permitted Encumbrances and the NSR;

	(d)	the Vendor is the registered and beneficial owner of the Property;

(e)

to the best of the Vendor’s knowledge, conditions on and relating to the Property respecting all past and current operations by the Vendor thereon carried on by or on behalf of the Vendor is in compliance with all Applicable Laws;

(f)

the Property (including all ores, concentrates, minerals, metals or products in, on or under the Property or which may be removed or extricated therefrom) and the Vendor’s interest therein are free and clear of any and all Encumbrances (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded, save and except for Permitted Encumbrances;

(g)

the Vendor has not received from any Governmental Authority any notice of, or communication relating to, any actual or alleged breach of any Environmental Laws, regulations, policies or requirements, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(h)

none of the execution or delivery hereof or the performance by the Vendor of his obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which the Vendor is a party;

(i)	the Vendor is not a non-resident for the purposes of Section 116 of the

Income Tax Act (Canada);

(j)	the Property are not subject to any outstanding obligations or liabilities whatsoever or any agreement with any third party, save and except for Permitted Encumbrances;

(k)	there is no adverse claim against or challenge to the ownership of or title to any part of the Property nor is there any basis therefor;

(l)	there are no outstanding or, to the best of the Vendor’s knowledge, pending actions, suits or claims affecting all or any part of the Property;

(m)

to the best of the Vendor’s knowledge, all of the mineral claims comprising the Property have been validly and properly located, staked, tagged, and recorded in accordance with the Applicable Laws in which the Property is located and there are no disputes, threatened, now existing or of which the Vendor is aware, as to title or to the staking or recording of the Property;

(n)	subject to the provisions of this Agreement, the Vendor agrees that during the currency in good standing of the Option the Purchaser shall have quiet enjoyment of the Property; and

(o)	the transfer of the Property, is now and will be on Closing, compliant with the requirements of the Planning Act Ontario.

8.2	The Purchaser hereby represents and warrants to the Vendor that:

	(a)	the Purchaser is a corporation formed under the laws of the Province of Ontario and is validly existing and in good standing thereunder;

(b)

the Purchaser has the right, power and authority and capacity to enter into and carry out its obligations under this Agreement, including, without limitation, to allot and issue to the Vendor the Consideration Shares;

(c)

at the time of entering into this Agreement and at the Time of Closing the Transaction, all necessary corporate action will have been taken by the Purchaser to carry out its obligations hereunder and to allot and authorize the issuance of the Consideration Shares to the Vendor, and such Consideration Shares will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Purchaser; and

(d)

none of the execution or delivery hereof or the performance by the Purchaser of its obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which it is a party.

The representations and warranties of the Purchaser contained in this section 8.2 shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of any of the Vendor.

9.	INDEMNIFICATION

9.1

The Vendor hereby agrees to indemnify and hold the Purchaser harmless from and against any claim, demand, action, cause of action, damage, loss (including lost profits), costs, liability or expense (including legal fees) which may be made or brought against the Purchaser or which the Purchaser may suffer or incur, directly or indirectly, in respect of as a result of, or arising out of:

	(a)	any non-fulfillment of any agreement or covenant on the part of the Vendor contained in this Agreement or any document or certificate given pursuant to this agreement; and

	(b)	any inaccuracy in or breach of any of the Vendor’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

9.2

The Purchaser hereby agrees to indemnify and hold the Vendor harmless from and against any claim, demand, action, cause of action, damage, loss (including lost profits), cost, liability or expense (including legal fees) which may be made or brought against the Vendor or which the Vendor may suffer or incur, in respect of, or arising out of:

	(a)	any non-fulfillment of any agreement or covenant on the part of the Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement;

	(b)	any inaccuracy in or breach of any of the Purchaser’s representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement; and

(c)	the Purchaser’s activities on the Property.

9.3

Following receipt from either the Vendor or the Purchaser, as the case may be (the “Indemnified Party”), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim, the Party who is in receipt of such notice (the “Indemnifying Party”) shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim.

9.4

The Indemnified Party shall notify the Indemnifying Party in writing as soon as reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a “Third Party Claim”) and in respect of which a right of indemnification given pursuant to sections 9.1 or 9.2 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

	(a)	such will be done at all times in a diligent and bona fide matter;

	(b)	the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

	(c)	the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

9.5

If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim in accordance with section 9.4, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall cooperate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

9.6	The obligation of the Parties to indemnify each other pursuant to this section 9 shall also be subject to the following:

(a)

Notwithstanding the threshold contained in section 9.6(b), an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to this section 9 if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party within the time periods provided for in section 9.3.

(b)

No claim for indemnification may be made until the aggregate value of all such claims, whether or not previously made by the Indemnified Party, exceeds $25,000. The parties acknowledge that this $25,000 threshold is not a deductible and the Indemnified Party shall be entitled to seek recovery of the full amount of all claims.

(c)

If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(d)

Except in the circumstances contemplated by section 9.6(c) above, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not settle or compromise any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). A failure by the Indemnifying Party to respond in writing to a written request by the Indemnified Party for consent for a period of five (5) days or more shall be deemed a consent by the Indemnifying Party to such request.

(e)

The Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other’s liability hereunder and shall supply copies of all relevant documentation promptly as they become available.

(f)

Notwithstanding section 9.6(d), if the Indemnified Party has assumed control of the negotiation, settlement and defence of a Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party, unless the Indemnified Party fails to respond in writing to a written request by the Indemnifying Party for consent to the proposed action by the Indemnifying Party within five days.

9.7

The rights or indemnification contained in this section 9 are cumulative and are in addition to every other right or remedy of the Parties contained in this Agreement or otherwise, but the procedures in this section 9 shall apply to any claim asserted by a Party against another Party pursuant to this Agreement.

10.	NOTICE

10.1

Unless otherwise expressly provided in this Agreement, any notice, direction, instrument or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, transmitted by facsimile or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

	(a)	to the Purchaser at:

PREMIER GOLD MINES LIMITED 401 – 1113 Jade Court Thunder Bay, ON P7B 6M7

Attention: Ewan Downie Facsimile: (807) 346-0100

with a copy to:

Carrel+Partners LLP 1136 Alloy Drive Thunder Bay, ON P7B 6M7

Attention: Roderick W. Johansen Facsimile: (807) 346-3600

(b)	to the Vendor at:

NEWCASTLE RESOURCES LTD. 605 – 475 Howe Street Vancouver, BC V6C 2B3

Attention: Brent Petterson Phone: 604-684-4312 Facsimile: 604-608-4740

with a copy to:

Clark Wilson LLP
800 - 885 West Georgia Street
Vancouver, BC V6C 3H1
Canada
Attention: Virgil Z. Hlus

Facsimile: (604) 687-6314
Phone: (604) 687-5700

10.2

Any such notice, direction, instrument or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

10.3	Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this section 10.

11.	DISPUTE RESOLUTION

11.1

In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any agreement executed pursuant to this Agreement or any breach hereof, the Parties hereto shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all Parties.

11.2

Except as is expressly provided in this Agreement, if the Parties do not reach a solution pursuant to section 11.1 within a period of 15 Business Days following the first notification in writing by any Party to another Party of any dispute, claim, question or difference, then upon written notice by any Party to the others, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act, 1991 (Ontario), as amended, based upon the following:

(a)

the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within 10 Business Days, any Party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

(b)

the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

(c)	the arbitration shall take place in Thunder Bay, Ontario;

(d)	the arbitration award shall be given in writing and shall be final and binding on the parties, and shall deal with the question of costs of arbitration and all matters related thereto;

(e)

judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

12.	TERMINATION OF AGREEMENT

12.1	This Agreement shall terminate upon:

(a) the mutual agreement in writing of all the parties hereto,

(b) if the Closing does not occur on or before May 30, 2012 or such later date as the parties may agree, or

(c) the Purchaser electing to terminate the Option in accordance with section 4.3 of this Agreement, or

(d)

upon notice by a Party of termination of this Agreement due to a breach of the terms of this Agreement by another Party hereto, provided such breach has not been cured to the reasonable satisfaction of the other Party within 30 Business Days of receiving written notice thereof.

12.2	Section 9, section 13.1 and section 13.2 of this Agreement shall survive the termination of this Agreement.

13.	MISCELLANEOUS

13.1	Each Party will be responsible for its own expenses, including legal and other professional fees, in connection with the Transaction.

13.2

The Vendor agrees that they shall not disclose to any third party any information concerning this Agreement, the Property or the activities thereon, without the written consent of the Purchaser. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transaction and, except as required by any Applicable Law or stock exchange having jurisdiction, no Party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed.

13.3

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties hereto may reasonably require from time to time after Closing at the expense of the requesting Party for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

13.4	Time shall be of the essence of this Agreement.

13.5	It is understood and agreed that the headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

13.6	This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

13.7	This Agreement shall be interpreted and governed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.8

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties to be bound thereby.

13.9	None of the rights or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Parties.

13.10	This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

13.11	Unless otherwise expressly stated all references to currency are references to Canadian currency.

13.12

The provisions contained in this Agreement shall survive the completion of the transactions completed hereby in accordance with the express terms hereof and shall not merge in any conveyance, transfer, assignment, novation agreement or other document or instrument delivered pursuant hereto or in connection herewith.

SCHEDULE “A”

PROPERTY

	LENNIE CLAIMS	PIN

A.	SURFACE RIGHTS

	1. PCL 4860 SEC DPF SRO; KRL22687, KRL21199, KRL21200, KRL21201, KRL21202, KRL21203, KRL21204, KRL21205, KRL21206 and KRL21207 Balmer, Red Lake	42012-0111

B.	MINING RIGHTS

	1. PCL 2305 SEC DPF MRO; KRL21199 Balmer, Red Lake	42012-0099

	2. PCL 2306 SEC DPF MRO; KRL21200 Balmer, Red Lake	42012-0100

	3. PCL 2307 SEC DPF MRO; KRL21201 Balmer, Red Lake	42012-0101

	4. PCL 2308 SEC DPF MRO; KRL21202 Balmer, Red Lake	42012-0106

	5. PCL 2309 SEC DPF MRO; KRL21203 Balmer, Red Lake	42012-0105

	6. PCL 2310 SEC DPF MRO; KRL21204 Balmer, Red Lake	42012-0104

	7. PCL 2311 SEC DPF MRO; KRL21205 Balmer, Red Lake	42012-0109

	8. PCL 2312 DEC DPF MRO; KRL21206 Balmer, Red Lake	42012-0110

	9. PCL 2313 SEC DPF MRO; KRL21207 Balmer, Red Lake	42012-0103

	10. PCL 2304 SEC DPF MRO; KRL22687 Balmer, Red Lake	42012-0102

SCHEDULE “B”

NET SMELTER RETURN ROYALTY

Capitalized terms used in this Schedule “B” and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.	OBLIGATION

1.1

In accordance with section 3.1 of the Agreement, the Purchaser will pay the Vendor, a 3% Net Smelter Return Royalty (“NSR”) on the minerals extracted from the Property after the Closing, which NSR will be calculated in accordance with this Schedule “B”.

1.2	The Purchaser will within 60 days of the end of each calendar quarter, as and when any NSR are available for distribution:

(a) pay or cause to be paid to the Vendor the NSR; and

(b) deliver to the Vendor a statement indicating the amount of the NSR to which that Vendor is entitled.

1.3	The Purchaser acknowledges that two-thirds of the NSR may be paid directly by the Purchaser to the Original Optionor if directed by the Vendor.

1.4	The Parties agree that on the request of the Vendor, the Parties will execute and deliver such documents as may be necessary to permit the Vendor to record its NSR right against the Property.

2.	ROYALTY

2.1	“NSR” means the net proceeds actually paid to the Purchaser from the sale by the Purchaser of minerals mined and removed from the Property, after deduction of the following:

(a)

smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling, and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Purchaser, beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

(b) costs of handling, transporting and insuring ores, minerals and other material or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(c)	ad valorem taxes and taxes based upon production, but not income taxes.

In the event the Purchaser commingles minerals from the Property with minerals from other properties, the Purchaser shall establish procedures, in accordance with sound mining and metallurgical techniques, for determining the proportional amount of the total recoverable metal content in the commingled minerals attributable to the input from each of the properties by calculating the same on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that production royalties applicable to minerals produced from the Property may reasonably be determined.

2.2

Payment of NSR will be made quarterly within 45 days after the end of each fiscal quarter of the Purchaser and will be accompanied by unaudited financial statements pertaining to the mining operations carried out on the Property. Within 90 days after the end of each fiscal year the records relating to the calculation of NSR for such year will be audited by the Purchaser’s external independent auditor and any resulting adjustments in the payment of NSR payable to the Vendor will be made forthwith. A copy of said auditor’s report and accompanying financial information will be delivered to the Vendor within 30 days of the end of such 90-day period.

2.3

Each annual audit will be final and not subject to adjustment unless the Vendor delivers to the Purchaser written exceptions in reasonable detail within six months after the Vendor receives the report. The Vendor, or its representative duly authorized in writing, at its expense, will have the right to audit the books and records of the Purchaser related to NSR to determine the accuracy of the report, but will not have access to any other books and records of the Purchaser. The audit will be conducted by a chartered or certified public accountant of recognized standing. The Purchaser will have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Vendor’s report will be delivered to the Purchaser upon completion, and any discrepancy between the amount actually paid by the Purchaser and the amount which should have been paid according to the Vendor’s report will be paid forthwith, one Party to the other or at the election of the Purchaser any difference may be referred to arbitration under the Dispute Resolution provisions of the Agreement.

No error in accounting or calculation of the NSR will be the basis for a claim of breach of fiduciary duty, or the like. or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreements or the estate and rights in the Property held by the Purchaser under the terms of the Agreement.

SCHEDULE “C”

ORIGINAL OPTION AGREEMENT

SCHEDULE C

OPTION AGREEMENT

THIS AGREEMENT made as of the 31st day of August, 1995.

BETWEEN:

INTERNATIONAL R.S.V. RESOURCE CORPORATION, of Suite 12, 2626 East Arizona Biltmore Circle, Phoenix, Arizona

(the "Optionor")

OF THE FIRST PART

AND:

TRI LATERAL INVESTMENTS CORPORATION, of Suite 12, 2626 East Arizona Biltmore Circle, Phoenix, Arizona

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionor is the owner of certain mineral claims located in Balmer Township of Ontario;

B. The Optionor has agreed to grant an exclusive option to the Optionee to acquire an interest in and to the Property, subject to the Royalty, on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the parties agree as follows:

DEFINITIONS

1. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a) "Commencement of Commercial Production" means:

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(i) if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii) if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production;

(b) "Exchange" means the Vancouver Stock Exchange and such other stock exchanges on which the Optionee's shares may become listed;

(c) "Exploration Expenditures" means all costs of acquisition and maintenance of the Property, all expenditures on the exploration and development of the Property, and all other costs and expenses of whatsoever kind or nature, including those of a capital nature, incurred or chargeable by the Optionee with respect to the exploration of the Property, and the placing of the Property into commercial production.

(d) "Option" means the option to acquire a 100% undivided interest in and to the Property as provided in this Agreement;

(e) "Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(f) "Property" means the mineral claims described in Schedule "A" hereto including any replacement or successor claims, and all mining leases and other mining interests derived from any such claims. Any reference herein to any mineral claim comprising the Property includes any mineral leases or other interests into which such mineral claim may have been converted;

(g) "Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(h) "Royalty" means the amount of royalty from time to time payable to the Optionor hereunder and as defined in Schedule "B" attached hereto.

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REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

2. (a) The Optionor represents and warrants to and covenants with the Optionee that:

(i) it is legally entitled to hold the Property and the Property Rights and will remain so entitled until the interest of the Optionor in the Property which is subject to the Option has been duly transferred to the Optionee as contemplated hereby;

(ii) it is, and at the time of the transfer to the Optionee of an interest in the mineral claims comprising the Property pursuant to the exercise of the Option it will be, the recorded holder and beneficial owner of all of the mineral claims comprising the Property free and clear of all liens, charges and claims of others, and no taxes or rentals are or will be due in respect of any of the mineral claims;

(iii) the mineral claims comprising the Property have been, to the best of the Optionor's knowledge and belief, duly and validly located and recorded pursuant to the laws of the jurisdiction in which the Property is situate and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions on the date hereof and until the dates set opposite the respective names thereof in Schedule "A";

(iv) there are not any adverse claims or challenges against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Optionor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Optionor, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property;

(v) it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(vi) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionor or any shareholders' or directors'

4

resolution, indenture, agreement or other instrument whatsoever to which the Optionor is a party or by which it is bound or to which it or the Property may be subject;

(vii) the Property is not the whole or substantially the whole of the undertaking of the Optionor; and

(viii) no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations.

(b) The representations and warranties contained in this section are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONEE

3. (a) The Optionee represents and warrants to and covenants with the Optionor that:

(i) it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii) it is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

(iii) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transactions herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of the Articles or the constating documents of the Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it or the Property may be subject;

5

(iv) no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(b) The representations and warranties contained in this section are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

GRANT AND EXERCISE OF OPTION

4. (a) The Optionor hereby grants to the Optionee the sole and exclusive right and option to acquire a 100% undivided interest in and to the Property free and clear of all charges, encumbrances and claims except the Royalty.

(b) The Option shall be exercised by the Optionee incurring Exploration Expenditures of $250,000 on the Property on or before February 28, 1997.

(c) If and when the Optionee has incurred Exploration Expenditures of $100,000 on the Property, a 25% undivided right, title and interest in and to the Property shall vest in the Optionee free and clear of all charges, encumbrances and claims, except for the obligation of the Optionee hereunder to pay the Optionor the Royalty. If and when the Optionee has incurred Exploration Expenditures of a further $150,000 ($250,000 total) on the Property, the remaining 75% (100% total) undivided right, title and interest in and to the Property shall vest in the Optionee free and clear of all charges, encumbrances and claims, except for the obligation of the Optionee hereunder to pay the Optionor the Royalty.

TRANSFER OF PROPERTY

5. The Optionor shall, forthwith after the exercise of the Option by the Optionee, deliver to the Optionee duly executed transfers of the appropriate interest in the Property which shall have been acquired by the Optionee upon exercise of the Option.

7

(d) indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition;

(e) permit the Optionor, at its own expense, reasonable access to the results of the work done on the Property during the last completed calendar year;

<u>TERMINATION OF OPTION BY OPTIONEE</u>

8. (a) The Option shall terminate:

(i) upon the Optionee failing to incur or make any expenditure or payment which must be incurred or made in exercise of the Option; or

(ii) at any other time, by the Optionee giving notice of such termination to the Optionor.

(b) If the Option is terminated the Optionee shall:

(i) leave in good standing for a period of at least 12 months from the termination of the Option Period those mineral claims comprising the Property;

(ii) deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

(c) Notwithstanding the termination of the Option, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

8

ROYALTY

9. (a) Upon the Commencement of Commercial Production, the Optionee shall pay to the Optionor the Royalty, being equal to 2% of Net Smelter Returns, on the terms and conditions as set out in this paragraph and in Schedule "B".

(b) Instalments of the Royalty payable shall be paid by the Optionee to the Optionor immediately upon the receipt by the Optionee of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property.

(c) Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of the Optionee relating to operations on the Property and the statement of operations, which shall include the statement of calculation of Royalty for the year last completed, shall be audited by the auditors of the Optionee at its expense. The Optionor shall have 45 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter.

(d) If such audited financial statements disclose any overpayment of Royalty by the Optionee during the fiscal year, the amount of the overpayment shall be deducted from future instalments of Royalty payable.

(e) If such audited financial statements disclose any underpayment of Royalty by the Optionee during the year, the amount thereof shall be paid to the Optionor forthwith after determination thereof.

(f) The Optionee agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and the Optionor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments to be made by the Optionee to the Optionor pursuant hereto. The Optionor shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

9

POWER TO CHARGE PROPERTY

10. At any time after the Optionee has exercised the Option, the Optionee may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by the Optionor, it shall be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage shall hold the same subject to the right of the Optionor to receive the Royalty hereunder as if the mortgagee or any such person had executed this Agreement.

TRANSFERS

11. (a) The Optionee may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(i) a covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

(ii) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph (a).

(b) No assignment by the Optionee of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalty or other fulfilment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

(c) If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of its interest in the Property, which offer the Optionor desires to

10

accept, or if the Optionor intends to sell all or a part of its interest in the Property:

(i) The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

(ii) The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration.

(iii) If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the Offer, the Optionor shall be bound to sell such interest to the Optionee on the terms and conditions of the Offer. If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

(iv) If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply

11

to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

(v) Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

SURRENDER OF PROPERTY INTERESTS
PRIOR TO TERMINATION OF AGREEMENT

12. The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee the Optionee shall retransfer such title to the Optionor at the Optionee's expense.

FORCE MAJEURE

13. (a) If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing;

(b) The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

(c) After the Commencement of Commercial Production, the Optionee shall work, mine and operate the Property during such time or times as the Optionee in its sole judgment considers such operations to be profitable. The Optionee may suspend or curtail operations, both before and after Commencement of

12

Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

CONFIDENTIAL INFORMATION

14. No information furnished by the Optionee to the Optionor hereunder in respect of the activities carried out on the Property by the Optionee, or related to the sale of minerals, ore, bullion or other product derived from the Property, shall be published or disclosed by the Optionor without the prior written consent of the Optionee, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies.

ARBITRATION

15. (a) All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b) It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c) The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and

13

place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

(d) The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

DEFAULT

16. If at any time during the Option Period the Optionee is in default of any provision in this Agreement (other than the provisions of subparagraph 4(b) for which no notice of default need be given), the Optionor may terminate this Agreement, but only if:

(a) it shall have first given to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b) the Optionee has not, within 45 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Optionee hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

Should the Optionee fail to comply with the provision of subparagraph (b), the Optionor may thereafter terminate this Agreement by giving notice thereof to the Optionee.

TERMINATION OF MINING OPERATIONS

17. The Optionee may permanently discontinue mining operations on the Property at any time after the Commencement of Commercial Production when in its opinion no further mining operations can be economically carried out thereon. At such time, the Optionee shall dispose of all mining plant and equipment used on the Property, effect all reclamation work as required by law, and otherwise dispose of the Property as it thinks fit. Any purchaser of the Property after termination of mining operations on the Property shall take the Property free and clear of all claims by the Optionor. The accounts of the Optionee relating to its mining operations on the Property shall be audited by the auditors of the Optionee as soon as practicable

14

after the sale or disposition of all mining plant, equipment and the Property, and completion of reclamation. Final settlement of any Royalty payable to the Optionor shall be effected without delay after receipt of the final audited statements. After receipt of such final audited statements and payment of Royalty, if any, this Agreement and the mutual obligations of the Optionee and the Optionor hereunder shall terminate.

RULE AGAINST PERPETUITIES

18. If any right, power or interest held by or to be acquired by any party in the Property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last living heir of Her Majesty. Queen Elizabeth II.

NOTICES

19. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, telegraphed or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or telegraphed or, if given by telecopier, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

GENERAL

20. (a) This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b) No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c) The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

Ontario Ministère du Dév[illegible] Loi sur les mines

TAX NOTICE

PAGE 1

AT 1 | Account/Compte KP000184 | DATE 95/05/05

Please make payment payable to the Minister of Finance. Return payment with one copy of this invoice in the envelope provided to: Accounting Services, 5th Floor, 159 Cedar Street, Sudbury, Ontario, P3E 6A5. For further information telephone (705) 670-7160.

Envoyez le paiement à l'ordre du ministre des Finances ainsi qu'une copie de la présente facture dans l'enveloppe ci-jointe à : Services de comptabilité, 5e étage, 159, rue Cedar, Sudbury (Ontario) P3E 6A5. Renseignements : (705) 670-7160.

INTERNATIONAL R.S.V. RESOURCE
2626 EAST AE BILTMORE CIRCLE #12
PHOENIX AZ 85016 USA

Annual Rent or Tax/ Loyer ou impôt annuel	Balance from previous years/ Solde des années précédentes	Total Rent or Tax/ Loyer ou impôt total
494.38	524.04	1,018.42

Pay this amount unless marked "CR" (credit) / Montant à payer sauf si «CR» (crédit) est inscrit

A PENALTY OF 6% WILL BE ADDED IF PAYMENT IS NOT RECEIVED BY OCT 01

Sub-Account/ Sous-compte	Con.	Lot	Description/Description Detail/Renseignements	No. of Hectares/ Nbre d'hectares	Annual Rent or Tax/ Loyer ou impôt annuel	Balance from Previous Years/Solde des années précédentes	Total Rent or Tax/ Loyer ou impôt total
			04 KENORA PATRICIA				
TOWNSHIP			BALMER				
0001			KRL21199	22.294	89.18	94.53	183.71
0002			KRL21200	15.356	61.44	65.13	126.57
0003			KRL21201	18.049	72.20	76.53	148.73
0004			KRL21202	11.833	47.34	50.18	97.52
0005			KRL21203	16.588	66.36	70.34	136.70
0006			KRL21204	9.247	36.98	39.20	76.18
0007			KRL21205	6.062	24.24	25.69	49.93
0008			KRL21206	5.135	20.54	21.77	42.31
0009			KRL21207	11.999	48.00	50.88	98.88
0010			KRL22687	7.025	28.10	29.79	57.89

PAID 6 MAY 95

Payment of $ 494.38 May 10/95

PAID 14 JUN 95

$ 524.04 amount owing for 1995

POSTED